Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan and 2007 Non-Employee Directors Stock Option Plan of Jazz Pharmaceuticals, Inc. of our report dated March 6, 2007, except for the seventh paragraph of Note 2, as to which the date is May 15, 2007, with respect to the consolidated financial statements and schedule of Jazz Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-141164), as amended, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Palo Alto, California

June 4, 2007